[LETTERHEAD]


                            REPORT OF INDEPENDENT AUDITORS

    Shareholders and Board of Directors
    Service Systems International, Ltd.

    We have audited the accompanying balance sheet of Service Systems International, Ltd. (a development stage Company) as of August 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the period from inception (September 31, 1995) to August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Service Systems International, Ltd. (a development stage Company) as of August 31, 1996, and the results of its operations, and its cash flows for the period from inception (September 31, 1995) to August 31, 1996, in conformity with generally accepted accounting principles.

                                       Winter, Scheifley & Associates, P.C.
                                       Certified Public Accountants

    Englewood, Colorado
       March 11, 1997

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                         SERVICE SYSTEMS INTERNATIONAL, LTD.
                            (A DEVELOPMENT STAGE COMPANY)
                                    BALANCE SHEET
                                   AUGUST 31, 1996

                     ASSETS
                                                              1996
Current Assets:
   Cash                                                     $  56,988
   Stockholder advance                                            192

                                                           ----------

       Total current assets                                    57,180

Property and equipment, at cost                                43,600

Notes receivable - affiliate                                  125,000

                                                           ----------

                                                            $ 225,780

                                                           ----------
                                                           ----------

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Loans from stockholders                                  $  81,833

                                                           ----------

       Total current liabilities                               81,833

                                                           ----------


Commitments and contingencies (Note 5)

Stockholders' equity:

Common stock, $.001 par value,
   50,000,000 shares authorized,
   3,348,000 issued and outstanding                             3,346
Additional paid-in capital                                    382,344
Foreign exchange translation adjustment                          (527)
(Deficit) accumulated during development stage               (241,218)

                                                           ----------

                                                              143,947

                                                           ----------

                                                            $ 225,780

                                                           ----------
                                                           ----------

                   See accompanying notes to financial statements.

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                         SERVICE SYSTEMS INTERNATIONAL, LTD.
                            (A DEVELOPMENT STAGE COMPANY)
                               STATEMENT OF OPERATIONS
         FOR THE PERIOD FROM INCEPTION (SEPTEMBER 1, 1995) TO AUGUST 31, 1996


General and administrative expenses                        $  241,218

                                                           ----------

   Net income (loss)                                       $ (241,218)

                                                           ----------
                                                           ----------

Earnings (loss) per share:
   Net income (loss)                                       $    (0.08)

                                                           ----------
                                                           ----------

   Weighted average shares outstanding                      3,063,833

                                                           ----------
                                                           ----------


                   See accompanying notes to financial statements.

                         SERVICE SYSTEMS INTERNATIONAL, LTD.
                            (A DEVELOPMENT STAGE COMPANY)
                     STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
         FOR THE PERIOD FROM INCEPTION (SEPTEMBER 1, 1995) TO AUGUST 31, 1996
        ---------------------------------------------------------------------

                                                                                                         Deficit        Foriegn
                                                                                      Additional       Accum. during    Exchange
                                                         Common       Stock            Paid-in        Development     Translation
               ACTIVITY                                  Shares       Amount           Capital           Stage        Adjustment
               --------                                  ------       ------            -------           -----        ----------
Balance at inception                                  1,400,000      $1,400           ($1,400)

Issuance of stock for merger costs
                          August 1995   @  $ 0.05     1,600,000       1,600            78,400
Issuance of stock for services
                        November 1995   @  $ 0.50        10,000          10             4,990
ISSUANCE OF STOCK IN PRIVATE SALES
                         October 1995   @  $ 0.50        20,000          20             9,980
                           April 1996   @  $ 1.33        38,000          38            50,654
                            June 1996   @  $ 1.25        44,000          44            54,956
                            July 1996   @  $ 0.75       220,000         220           164,780
                            July 1996   @  $ 1.25        16,000          16            19,984

Effect of Foreign exchange transactions
for the period                                                                                                          (527)

Net (loss) for the Period                                                                               (241,218)

                                                     -------------   ----------    ------------     --------------   ---------
Balance, August 31, 1996                              3,348,000      $3,348          $382,344          ($241,218)      ($527)
                                                     -------------   ----------    ------------     --------------   ---------
                                                     -------------   ----------    ------------     --------------   ---------


                   See accompanying notes to financial statements

                         SERVICE SYSTEMS INTERNATIONAL, LTD.
                            (A DEVELOPMENT STAGE COMPANY)
                               STATEMENTS OF CASH FLOWS
         FOR THE PERIOD FROM INCEPTION (SEPTEMBER 1, 1995) TO AUGUST 31, 1996
        ---------------------------------------------------------------------

Net income (loss)                                                    $ (241,218)
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Stock issued for services                                            85,000
    Foreign exchange translation adjustment                                (527)
  Increase in advance to stockholder                                       (192)
                                                                     ----------
      Total adjustments                                                  84,281
                                                                     ----------
  Net cash provided by (used in) operating activities                  (156,937)

Cash flows from investing activities:
  Acquisition of plant and equipment                                    (43,600)
  Increase in notes receivable                                         (125,000)
                                                                     ----------
Net cash provided by (used in) investing activities                    (168,600)

Cash flows from financing activities:
  Common stock sold for cash                                            300,692
  Increase in stockholder loans                                          81,833
                                                                     ----------
  Net cash provided by (used in) financing activities                   382,525
                                                                     ----------
Increase (decrease) in cash                                              56,988
Cash and cash equivalents, beginning of period                              -
                                                                     ----------
Cash and cash equivalents, end of period                             $   56,988
                                                                     ----------
                                                                     ----------
Supplemental cash flow information:
  Cash paid for interest                                             $      -
  Cash paid for income taxes                                         $      -


                   See accompanying notes to financial statements

                         SERVICE SYSTEMS INTERNATIONAL, LTD.
                            (A DEVELOPMENT STAGE COMPANY)
                            NOTES TO FINANCIAL STATEMENTS

Note 1.  Business and Significant Accounting Policies

BUSINESS
The Company was incorporated in the State of Nevada in August 1990 and remained inactive until the initiation of a marketing distribution agreement in September 1995 with UV Systems Technology Inc., a manufacturer of equipment using ultraviolet light technology in water purification systems. The Company is currently in its development stage which began concurrently with the above described agreement. The initiation of Company's current business was accompanied by a change of ownership and deficits accumulated prior thereto have been reclassified as a reduction of paid-in-capital. Sales are expected to begin in within the next fiscal year.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash on hand, in banks and all highly liquid investments with a maturity of three months or less when purchased. Cash equivalents are stated at cost which approximates market.

PROPERTY AND EQUIPMENT
Property and equipment, which consists of a demonstration unit of the product to be marketed by the Company, is recorded at cost. Depreciation, when begun, will be computed using the straight line method using an estimated useful life of five years.

REVENUE RECOGNITION
Sales will be recognized at the time goods are shipped.

ADVERTISING EXPENSES
Advertising expenses are charged to expense upon first showing. The Company incurred $94,825 of advertising and promotion expenses during the period presented related to establishing its corporate identity.

INCOME TAXES
The Company has adopted the provisions of Financial Accounting standards Board Statement No. 109 (Statement No. 109), Accounting for Income Taxes. Statement No. 109 requires that deferred taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. At the date of adoption of Statement No. 109, there was no material effect on the Company's financial statements. As of August 31, 1996 the Company has accumulated net operating losses available to offset future taxable income of approximately $240,000 expiring in 2010.

Deferred tax assets, approximately $81,000, which may arise from the utilization of the operating losses have been fully reserved as such utilization is not assured. The deferred tax asset and related reserve applicable to the 1996 operating loss was approximately $81,000.

ESTIMATES
The preparation of the Company's financial statements requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

EARNINGS PER SHARE
The earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding for the period. Common Stock equivalents are excluded from the computation if their effect would be anti-dilutive.

CONCENTRATION OF CREDIT RISK
Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and notes receivable. During the year the Company did not maintain cash deposits at financial institutions in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation.


Note 2.  Development Stage Company

The Company is in its development stage which began on September 1, 1995. In a development stage company, management devotes most of its activities to establishing a new business. Planned principle activities have not yet produced significant revenue. The ability of the Company to emerge from the development stage with respect to its planned principal business activity is dependent upon its successful efforts to raise additional equity financing and develop the market for its products.

Note 3.  Loans from Stockholders

Stockholder loans at August 31, 1996 consist of the balance due to an individual and a related company for cash advances to the Company aggregating $98,448 net of repayments of $16,615. The loans are due currently and bear no interest.


Note 4.  Stockholders' Equity

During the periods covered by these financial statements the Company issued shares of common stock without registration under the Securities Act of 1933. Although the Company believes that the sales did not involve a public offering of its securities and that the Company did comply with the "safe harbor" exemptions from registration under section 4(2), it could be liable for recision of the sales if such exemptions were found not to apply. The Company has not received a request for rescission of shares nor does it believe that it is probable that its shareholders would pursue rescission nor prevail if such action were undertaken.

In connection with the change of ownership discussed in Note 1., the Company issued 1,600,000 shares of its restricted common stock to the certain individual stockholders, including an officer of the Company, as reimbursement of cash advanced by them to others in for expenses related to the merger. The expenses of the merger ($80,000) were charged to operations during the period presented.

During October 1995 the Company sold 20,000 shares of its restricted common stock to one individual for cash at $.50 per share and issued an additional 10,000 shares to another individual for services provided to the Company. The shares issued for services were valued at $.50 per share.

During April 1996 the Company sold 38,000 shares of its restricted common stock to one individual for cash at $1.33 per share.

During June 1996 the Company sold 44,000 shares of its restricted common stock to two individuals for cash at $1.25 per share.

During July 1996 the Company sold 246,667 shares of its restricted common stock to two individuals and an unrelated corporation for cash at $.75 per share.


Note 5.  Notes Receivable - Affiliate

Through August 31, 1996 the Company made advances to UV Systems Technology Inc., (UV) in the amount of $125,000 pursuant to a funding agreement between the companies. The agreement, entered into on July 16, 1996, provides for the funding of 50% of UV's cash operating needs for a six month period during which time the companies plan to complete a proposed merger. The advances are evidenced by promissory notes issued to the Company by UV. The notes provide for accrual of interest at 20% per annum, however the Company has not recorded interest income from the notes. The notes also provide that if the Company
fails to complete the merger by          , then the notes will be canceled
with repayment by UV.